EXHIBIT 99.1

Global Geophysical Services Announces Two New Executive Appointments

HOUSTON, Jan. 10, 2014 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. ("Global" or the "Company") (NYSE:GGS) today announced the appointments of Mathew Verghese to the position of Executive Vice President and Chief Operating Officer and Sean Gore to the position of Senior Vice President and Chief Financial Officer, effective immediately.

Mr. Verghese has served as the Company's Senior Vice President and Chief Financial Officer since he joined Global in March 2009. In this new role, Mr. Verghese will be primarily responsible for worldwide operations and business development. Mr. Verghese will continue to report to Richard White, President and CEO of the Company.

Succeeding Mr. Verghese in the role of Senior Vice President and Chief Financial Officer is Sean Gore who most recently served as the Company's Vice President, Corporate Development and Treasurer. Mr. Gore joined Global in October 2012 and brings over 20 years of financial, operational and industry experience to his new role. Before joining Global, Mr. Gore served as Chief Financial Officer for Aperio Energy Partners, LLC. During the period from 2005 through 2010, Mr. Gore was Vice President, Strategy and Development for U.S. Concrete. From 1995 through 2004, Mr. Gore served in various financial and operational capacities with Petroleum Geo-Services ASA, where in his last role he served as the Vice President Corporate Controller & Business Development. Mr. Gore began his career as an auditor with Price Waterhouse & Co.

"Global is pleased to recognize outstanding performance and assign new responsibilities as part of its commitment to management development," noted Richard White, CEO. "I look forward to working closely with Mathew and Sean as we continue to execute against our operational and financial priorities."

About Global Geophysical Services, Inc.

Global Geophysical Services, Inc. provides an integrated suite of geoscience and engineering solutions to the global oil and gas industry. To learn more about Global's worldwide capabilities, visit www.globalgeophysical.com.

CONTACT: Sean M. Gore
         Chief Financial Officer
         13927 South Gessner Road
         Missouri City, TX 77489

         ir@globalgeophysical.com

         Phone: (713) 808-1750
         Fax:   (713) 972-1008

         www.globalgeophysical.com